Exhibit 26(n) (ii)
Auditor Consent – Ernst & Young LLP

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our reports: (1) dated February 6, 2015, with respect to the statutory-basis financial statements and schedules of Transamerica Premier Life Insurance Company and (2) dated April 28, 2014, with respect to the financial statements of the subaccounts of the WRL Series Life Account,  included in the Post-Effective Amendment No. 1 (Form N-6, No. 333-199055) and related to the Prospectus of WRL Freedom Elite Builder.

/s/ Ernst & Young LLP

Des Moines, IA
April 28, 2015